Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Mexican Restaurants, Inc.
 Andrew J. Dennard
 713-943-7574

Mexican Restaurants, Inc. Names New Senior Vice President for Mission Burritos
(NASDAQ:CASA)

August 31, 2007 (Houston, Texas) – Mexican Restaurants, Inc. (“MRI”) (NASDAQ:CASA) CEO Curt Glowacki announced today that Christopher Smith has joined the MRI family as Senior Vice President for Mission Burritos.

Mr. Smith has extensive experience in the restaurant industry, formerly serving as Vice President-Operations for Star Concessions, Ltd. and Operations Director – Texas for Chipotle Mexican Grill.

“Chris brings proven leadership and experience in the fast casual segment of the restaurant industry to our Company.  He will lead the charge for our newest growth vehicle, Mission Burritos, a fast casual concept,” stated Mr. Glowacki. “At Chipotle, Chris was responsible for building a strong operating management team that supervised 60 restaurants under his leadership.  Chris also developed new markets for Chipotle that involved him with concept design and development, real estate site selection, new store construction, human resources, marketing and training.”

“Chris’ values, work ethic and experience fit well into our corporate culture, which is committed to continuous improvement.  Our goal is to be best in class.  Chris shares that goal.  I welcome Chris and look forward to working with him.”

Mexican Restaurants, Inc. operates and franchises 78 Mexican restaurants. The current system includes 58 company-operated restaurants, 19 franchise operated restaurants and one licensed restaurant. For more information, visit www.mexicanrestaurantsinc.com.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating and discretionary spending habits; the risk of food-borne illness; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company.  The use of words such as “believes”, “anticipates”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company’s most recently filed Annual Report and Form 10-K that attempt to advise interested parties of the risks and factors that may affect the Company’s business.